Exhibit 17.2

Notice of Resignation

TCPI

Dear TCPI and the Board of Directors of TCPI:

I hereby resign from all of the following positions with respect to the following companies:
TCPI: Vice Chairman, Director;
TCP Hong Kong Holding Company: Director
Shanghai Qiangling Electronics Co., Ltd: Legal Representative, Director and the General Manager;
Shanghai Tiancanbao Illuminating Electricals Trading Co., Ltd: Legal Representative, Chairman and the General Manager;
Zhenjiang Qiangling Electronic Co., Ltd: Legal Representative, Chairman;
Zhenjiang Qiangling Illuminating Co., Ltd: Legal Representative, Chairman and the General Manager
Yangzhou Qiangling Co., Ltd: Legal Representative, Director;
Yangzhou Tiancan Lighting Glass Co., Ltd: Legal Representative, Chairman;
HuaiAn Qiangling Illuminating Co., Ltd: Director and General Manager
I hereby request the Shareholders, Board of Directors, Board of Supervisors (if any of TCPI and the above referenced companies to decide my resignation request and proceed with the change of the Legal Representative, Director, General Manager and Supervisor.
This resignation letter shall come into force with 15 days from the receipt of this notice.

Sincerely,

/s/ Zhaoling Yan Solomon Yan

Zhaoling Yan

Dated: February 1, 2017